EXECUTION VERSION

DEUTSCHE BANK TRUST COMPANY AMERICAS 345 Park Avenue New York, New York 10154-0004

September 9, 2011

MacAndrews & Forbes Holdings Inc.
35 E. 62nd St.
New York, NY  10065
Attention:  Mr. Paul G. Savas, Executive Vice President

Project Montana

Amended and Restated Commitment Letter – Senior Secured Term Loan Facility

Ladies and Gentlemen:

MacAndrews & Forbes Holdings Inc. has advised Deutsche Bank Trust Company Americas (“Deutsche Bank”, “Us” or “We”) that it will create a wholly owned special purpose vehicle (“Newco” or “Borrower”), which will create a wholly owned special purpose vehicle (“MergerSub”) that intends to acquire, through a merger, all of the outstanding capital stock of a company previously identified to Us and code-named “Montana” (the “Target”) pursuant to the Transaction (as defined in Exhibit A hereto (the “Term Sheet”)).  Capitalized terms used but not defined herein have the meanings assigned to them in the Term Sheet (the Term Sheet, together with this letter, collectively, the “Commitment Letter”; the Commitment Letter, together with the Fee Letters, the “Commitment Papers”).  This Commitment Letter supersedes, amends and restates in its entirety the Commitment Letter, dated as of June 10, 2011, between Us and you, which shall have no further force and effect.

1.	Commitment

Deutsche Bank is pleased to advise you of its commitment to provide the Facility on the terms and subject to the conditions set forth or referred to in this Commitment Letter.

2.	Fees

As consideration for the commitments and agreements of Deutsche Bank hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Term Sheet and the Amended and Restated Fee Letter, dated as of June 14, 2011 (the "Existing Fee Letter"), between Us and you, and to perform your obligations under the Amended and Restated Fee Letter re: Additional Loan Provisions, dated the date hereof and delivered herewith (the “Additional Fee Letter” and together with the Existing Fee Letter, the “Fee Letters”), each on the terms and subject to the conditions set forth therein.

3.	Conditions

Our commitment and agreements hereunder are subject to (a) since December 31, 2010, there not having been any change, development or event that, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the operations, business, properties, liabilities or financial condition of the Target and its subsidiaries, taken as a whole, (b) the negotiation, execution and delivery on or before December 31, 2011, (the “Expiration Date”) of a definitive credit agreement with respect to the Facility satisfactory to Us and our counsel and you and your counsel consistent with the Commitment Papers, (c) your performance of your obligations hereunder and under the Additional Fee Letter, (d) as of the date of the initial extension of credit under the Facility, the Guarantor shall be in compliance with its financial covenants under the definitive guaranty agreement after giving effect to the consummation of the Transaction and (e) the other conditions set forth or referred to in the Commitment Papers.

4.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless Us, our affiliates and our respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Facility, the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such indemnified person or its control affiliates, directors, officers or employees (collectively, the “Related Parties”) and (b) regardless of whether the Closing Date occurs or a definitive credit agreement is executed and delivered, to reimburse each Commitment Party and its affiliates for all reasonable and documented out-of-pocket expenses (including due diligence expenses, travel expenses and the fees, charges and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction) that have been invoiced and incurred in connection with the Facility and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.  It is further agreed that We shall only have liability to you (as opposed to any other person).  No indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person (or any of its Related Parties).  None of the indemnified persons or you, the Borrower or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 4.

5.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that We and our affiliates are a full service securities firm and each of us may from time to time effect transactions, for our own or our affiliates’ account or the account of customers,

2

and hold positions in loans, securities or options on loans or securities of you, the Borrower, MergerSub, Target, your or their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.  You also acknowledge that We and our affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you or any of your affiliates and Us and our affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any of us have advised or are advising you or any of your affiliates on other matters, (b) We, on the one hand, and you, on the other hand, have an arm's length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary or other implied duty to you or your affiliates on the part of Us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that We are engaged in a broad range of transactions that may involve interests that differ from your interests and that We have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) We have been, are, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by Us and the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) We have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by Us and you or any such affiliate.

6.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and, with respect to the Commitment Letter, those of the Target and the Target itself, in each case, on a confidential and need-to-know basis; provided, however, that the you may make, in the case of this Commitment Letter only (and not the Fee Letters or the contents thereof which pertain to fees and expenses), such other public disclosures of the terms and conditions hereof as you are required by law, in the reasonable opinion of counsel, to make, or to the extent requested by any regulatory authority or as is consented to by Us.

7.	Miscellaneous

This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.  We reserve the right to employ our affiliates in providing services or commitments contemplated hereby and to allocate, in whole or in part, to our affiliates certain fees payable to Us.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Us.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letters are the only agreements that have been entered into between Us and you with respect to the Facility and set forth the entire understanding of the

3

parties with respect thereto.  This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Facility, Transaction or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.  You and We agree that service of any process, summons, notice or document by registered mail addressed to you or Us shall be effective service of process for any suit, action or proceeding brought in any such court.  You and We hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.  You and We hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Facility, the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.

We hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), We are required to obtain, verify and record information that identifies you, the Borrower and MergerSub, which information includes names, addresses, tax identification numbers and other information that will allow Us and our affiliates to identify the Borrower, MergerSub and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for Us and our affiliates.

The indemnification, fee, expense, jurisdiction and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that the indemnification, fee, expense, jurisdiction and confidentiality provisions hereunder (other than with respect to the confidentiality of the Fee Letters and the contents thereof) shall be superseded by the indemnification, fee, expense, jurisdiction and confidentiality provisions of the definitive financing documentation upon the effectiveness thereof.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Additional Fee Letter by returning to us executed counterparts of this Commitment Letter and the Additional Fee Letter not later than 5:00 p.m., New York City time, on September 11, 2011.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  In the event that a definitive credit agreement with respect to the Facility has not been executed and delivered on or before the December 31, 2011, then this Commitment Letter and the commitments hereunder shall automatically terminate unless You and We shall mutually agree to an extension.

[Signature Pages on Following Pages]

4

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Corey Kozak
Name: Corey Kozak
Title: Vice President

By:	/s/ Marcus Mitchell
Name: Marcus Mitchell
Title: Managing Director

A&R Commitment Letter Signature Page

Accepted and agreed to as of the date first written above:

MACANDREWS & FORBES HOLDINGS INC.

By:	/s/ Michael C. Borofsky
Name: Michael C. Borofsky
Title: Senior Vice President

A&R Commitment Letter Signature Page

Exhibit A

SUMMARY OF TERMS AND CONDITIONS
$250,000,000 SENIOR SECURED TERM LOAN FACILITY

This Term Sheet is intended as an outline of certain material terms of the proposed Facility and does not purport to summarize all the material conditions, covenants, representations, warranties, and other provisions which may be contained in the definitive documentation for the proposed Facility.

Borrower:	Acceptable single purpose entity (“Newco”).

Guarantor:	MacAndrews & Forbes Holdings Inc.

Pledgors:	Newco (or other entity that owns the capital stock of the Issuer upon the consummation of the Transaction) and any other entity that pledges collateral as described below under “Collateral”.

Lender:	Deutsche Bank Trust Company Americas or an affiliate (collectively, “DB”).

Facility Amount:	Up to $250,000,000, subject to the Borrowing Base.

Facility Type:	Committed secured term facility (the “Facility” and the loans made thereunder, the “Loans”) available in a single drawdown on the Closing Date.

Maturity Date:	23 months from the closing date of the Facility, which shall be the date when the funding of the Facility occurs (“Closing Date”).

Purpose:
To finance the acquisition of all of the outstanding capital stock of a certain issuer heretofore identified to Lender (“Issuer” or “Target”), pursuant to a merger agreement between a wholly-owned subsidiary of Newco and the Issuer (the “Transaction”) that has been recommended to the disinterested shareholders of Issuer by the current board of directors. Upon consummation of the merger, the Issuer will be a wholly-owned subsidiary of Newco.

Interest Rate:
LIBOR plus 250 bps for loans equal to or greater than $1,000,000 (“LIBOR Loans”) and Prime Rate plus 1.00% for loans less than $1,000,000 (“Prime Loans”).

Borrower will have the option of 3-month, 6-month, or 12-month LIBOR with a maximum of five (5) LIBOR contracts outstanding at any time.

Interest is payable on the last day of any interest period, and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period for LIBOR Loans and monthly in arrears for Prime Loans.  Rates hereunder shall be per annum rates calculated on the basis of a year of 360 days (or 365/366 days, in the case of Prime Loans) for actual days elapsed.  “LIBOR” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the period specified above (as selected by the Borrower) offered by DB.  “Prime Rate” means the prime rate announced by DB from time to time.

Default Rate:
At any time when the Borrower is in default in the payment of any amount under the Facility, after giving effect to any applicable grace period, such overdue amounts shall bear interest at the rate applicable to Prime Loans plus 2.0%.

Facility Fee:	A non-refundable fee of $1,000,000 shall be fully earned at the time the Issuer files a Schedule 13e-3 and Proxy Statement and payable at the earlier of the Termination Date or the Closing Date.

Utilization Fee:
A non-refundable fee of 50 bps on each Loan borrowed under the Facility (for Loans up to an aggregate of $200,000,000), which fee shall be earned by, and due and payable to, Lender on the Closing Date.

Other Fees:	As agreed upon in the Existing Fee Letter.

Collateral:
On the Closing Date, a first priority security interest in all capital stock and other equity interests in the Issuer.  All Collateral shall be free and clear of all liens, claims and encumbrances, other than the liens and security interests in favor of the Lender.

12 months from the Closing Date, if required by the Lender, the Borrower shall use commercially reasonable efforts to grant to the Lender a first priority security interest in additional collateral mutually acceptable to Lender and the Borrower.

Availability:	The Borrower’s exposure must not exceed the lower of the Borrowing Base Amount or the Facility Amount.

Borrowing Base:
Borrowing Base shall be calculated as 40% of the Market Value of the Issuer owned by the Pledgor.  The Market Value is calculated as the trailing 12-month EBITDA of the Issuer multiplied by six and a half (6.5) less the current portion of long-term debt and long-term debt of the Issuer.

Mandatory Payments:
Should outstandings exceed the Borrowing Base, the Borrower shall be required to repay sufficient outstandings to bring the facility into compliance, or, upon approval from the Lender, pledge additional acceptable collateral with sufficient Collateral Value to bring the facility into compliance.

The Facility shall be reduced by scheduled amortization payments in the amounts and on the dates set forth below:

	Schedule	Amortization
	6 months from closing of the Facility	$25,000,000
	9 months from closing of the Facility	$50,000,000
	12 months from closing of the Facility	$35,000,000
	15 months from closing of the Facility	$35,000,000
	18 months from closing of the Facility	$35,000,000
	21 months from closing of the Facility	$35,000,000

Prepayments:
Permitted in minimum amounts of $100,000 at any time, provided that the Lender is compensated for any funding, breakage, or unwind costs on advances repaid for any reason.  Any Prepayments shall be applied to the most current payment due, according to the above schedule.

Representations and Warranties:	Usual and customary for a facility of this size and type.

Conditions Precedent:
Usual and customary conditions for a facility of this type, including, but not limited to the following:
  Completion of and compliance with the Lender’s credit approval process and “Know Your Client” Policy.
  The Lender’s ability to perfect a first priority security interest in the Collateral.
  Execution of the required loan documentation under New York State law.
  The merger shall have been consummated in accordance with the merger agreement and Issuer shall be a wholly-owned subsidiary of Borrower.

Covenants	Usual and customary for a facility of this size and type, including, but not limited to the following:

  Compliance with all agreements, laws, etc.
  Borrower shall not have any liens against its assets – other than those specifically permitted by the Lender.

Reporting Requirements:
  Borrower to provide an unqualified audit annually, within 120 days of fiscal year end, for Harland Clarke Holdings Corp. and subsidaries and Mafco Worldwide Corporation.  To be accompanied by a compliance certificate.
  Borrower to provide internally prepared financial statements within 60 days of each March 31, June 30, and September 30, and within 120 days of each fiscal year end for M&F Worldwide Corp.  To be accompanied by a compliance certificate.
  Guarantor to be subject to customary reporting requirements.
  Borrower and/or Guarantor to provide additional financial information within 30 days of Lender’s reasonable request.

Covenants:
  Borrower not to incur additional indebtedness, either direct or indirect, without the Lender’s prior written approval, excluding debt extended by the Lender.
  Borrower not to transfer assets without the Lender’s prior written consent.
  Other than income tax sharing payments, Borrower shall not, without the Lender’s prior written consent, declare or pay any dividends or distributions, including, without limitation, any distribution of cash flow or proceeds from the sale, recapitalization (the proceeds of which shall be first used to pay down the Facility), refinancing or financing at or of any investment, or purchase, redeem, retire or otherwise acquire for value any of its interests now or hereafter outstanding unless the aggregate of all such payments in any fiscal year of the Borrower do not exceed $25,000,000.
  Guarantor to be subject to customary covenants.

Events of Default:
Usual and customary for a facility of this size and type, including, but not limited to:
  Change in ownership and/ or control of the Borrower, Pledgors, or Guarantor.
  Breach of covenants, representations and warranties, etc. under the Facility or Borrower documentation.
  Cross acceleration and cross default to other debt or guarantee obligations of the Guarantor, Pledgor, Borrower or Borrower’s subsidiaries.
  Failure to pay principal, interest or fees when due and payable.
  Any representations or warranties under credit documentation proving to have been incorrect in any material respect when made or confirmed.
  An acceleration of the Issuer’s debt shall trigger an Event of Default.

Loan Documentation:	To be prepared by DB’s external counsel at the Borrower’s or its affiliates’ expense whether or not documents are executed or advances made.

Expenses:
All customary and reasonable out of pocket expenses incurred by DB in connection with this transaction or the administration and enforcement of the loan documentation including but not limited to legal expenses will be payable by the Borrower and/or Guarantors whether or not the loan closes.

Governing Law and Jury Waiver	The loan documents shall be governed by and construed in accordance with the laws of the State of New York; the parties shall waive trial by jury.

Indemnification:
DB (and its affiliates and its respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including the reasonable fees, disbursements and other charges of counsel) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of the relevant indemnified person (or its related parties).

Termination Date:	The commitments will terminate if the Closing Date has not occurred on or prior to December 31, 2011. Borrower and Lender may extend this date upon mutual agreement.

Yield Protection:
The loan documents shall contain customary provisions protecting lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (provided that the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in requirements of law, regardless of the date enacted, adopted or issued) and from the imposition of or changes in withholding or other taxes.

Assignments and Participations:	The loan documents shall contain customary provisions for the assignment of, and the granting of participations in, loans under the Facility.

Voting:	The loan documents shall contain customary voting provisions for amendments, waivers and consents to the loan documentation.